Mail Stop 4561

      November 17, 2005


      VIA USMAIL and FAX (415) 344-1234

Mr. George Mazzotta
Executive Vice President and Chief Financial Officer
CNET Networks, Inc.
235 Second Street
San Francisco, CA 94105

      Re:	CNET Networks, Inc.
      Form 10-K for the year ended 12/31/2004
      Filed on 3/16/2005
      File No. 000-20939


Dear Mr. George Mazzotta:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



Linda Van Doorn
      Senior Assistant Chief Accountant







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